Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

JLG Industries, Inc. 1 JLG Drive McConnellsburg, PA 17233-9533 Telephone (717) 485-5161 Fax (717) 485-6417 www.jlg.com	Contact: Juna Rowland Vice President — Corporate & Investor Relations (240) 313-1816, ir@jlg.com

JLG EXPANDS ITS BOARD OF DIRECTORS

Thomas P. Capo and W. Kim Foster Named Directors

     McConnellsburg, PA, January 26, 2005 – JLG Industries, Inc. (NYSE: JLG) today announced the appointment of Thomas P. Capo and W. Kim Foster to its Board of Directors, expanding JLG’s Board to ten members.

     “We are pleased to welcome Tom and Kim to JLG’s Board of Directors,” stated Bill Lasky, Chairman of the Board, President and Chief Executive Officer. “Each of them offers valuable experience and expertise that complements our current Board membership. We look forward to their joining us.”

     Tom currently serves as Chairman of the Board of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) based in Tulsa, Oklahoma, a position he has held since 2003. He has served as a Dollar Thrifty Board member since 1997, and he also serves as the Director and Chairman of the Audit Committee of Sonic Automotive, Inc. (NYSE: SAH). Tom’s career began with Chrysler Corporation in 1976. Most recently, Tom served as the Senior Vice President and Treasurer of the DaimlerChrysler Corporation from 1998 to 2000. Prior to 1998, he held the positions of Vice President and Treasurer of the Chrysler Corporation and Vice President and Controller of Chrysler Financial Corporation. Tom graduated from the University of Detroit majoring in Finance and Accounting, and he holds an MBA and an MA in International Economics from the University of Detroit.

     Kim is currently the Senior Vice President and Chief Financial Officer of FMC Corporation (NYSE: FMC) based in Philadelphia, Pennsylvania, a position he has held since 2001. He joined FMC in 1978 and has served in a number of senior financial and operational positions in the chemical and former machinery businesses of FMC. Kim was appointed General Manager of the Airport Products and Systems Division in 1991 and in 1998 was elected Vice President and General Manager of the Agricultural Products Group. In 2001 he was named Chief Financial Officer for FMC’s new chemical company. Kim is a member of the Advisory Board of Factory Mutual Insurance Company and formerly served on the Corporate Executive Board of the Philadelphia Museum of Art. Kim graduated from the United States Naval Academy in Annapolis and served in the U.S. Navy. He holds an MBA from the University of Virginia.

     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators. The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; Gradall excavators; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents. For more information, visit www.jlg.com. Information contained on our website is not incorporated by reference into this press release.

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